Cemtrex, Inc. and Subsidiaries

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our report, dated January 16, 2014, relating to the financial statements of Cemtrex Inc. as of September 30, 2014 and for the year then ended in the Company's Report on Form 10-K.

/s/Li and Company, PC
Li and Company, PC

Skillman, New Jersey
January 30, 2015